Exhibit 10.13

Summary of Director Compensation

Members of the Board of Directors (the “Board”) of CNX Gas Corporation (the “Company”) who are also employees of CONSOL Energy Inc., CNX Gas Corporation, or any of their respective subsidiaries do not receive any cash or equity compensation by the Company for their service on the Board.

All other directors, with the exception of the non-executive Chairman, receive an annual director fee of $25,000. The Chairman’s annual fee is $80,000. In addition, Board members receive a fee of $1,500 for each Board meeting attended. As for committees, members of the audit, compensation and nominating and corporate governance committees receive $1,000 for attending a meeting of such committee. Also, the chairman of the audit committee receives a $5,000 annual fee, and the chairman of each of the compensation and nominating and corporate governance committees receives an annual fee of $3,000. In connection with the formation of the Company, each director, other than the non-executive Chairman of the Board, received an initial grant of restricted stock units for 10,000 shares. The non-executive Chairman received an initial restricted stock unit grant for 60,000 shares. Beginning in 2006, the Company intends to make annual grants to all non-employee directors, and to the Chairman, with aggregate dollar values of $50,000 and $200,000, respectively, payable 50% in the form of Company stock options and 50% in the form of restricted stock units.